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                                                                 Exhibit 10.4

                      INCENTIVE DEFERRED COMPENSATION AGREEMENT


This Incentive Deferred Compensation Agreement is made effective as of the 13th day of November, 1996, by and between POMEROY COMPUTER
RESOURCES, INC., a Delaware corporation (the "Company") and STEPHEN POMEROY ("Pomeroy").

                                 W I T N E S S E T H:

WHEREAS, simultaneously with the execution of this Agreement, the Company and Pomeroy have entered into an Employment Agreement for the employment of Pomeroy by Company;

WHEREAS, pursuant to Section 5(b) of said Employment Agreement, Pomeroy may be entitled to incentive deferred compensation in the event certain economic criteria are satisfied;

WHEREAS, the parties wish to define the terms governing the incentive deferred compensation in the event the economic criteria and the terms and conditions of the Employment Agreement are satisfied.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein set forth, the parties hereby covenant and agree as follows:

1. In the event Pomeroy satisfies the economic criteria set forth in the Employment Agreement for such year and is entitled to incentive deferred compensation, the incentive deferred compensation shall be governed by the terms of this Agreement.

2. In the event Pomeroy should die or become disabled during the term of the Employment Agreement, all incentive deferred compensation earned shall be vested in full and shall be payable to Pomeroy and/or his designated beneficiary at that time. For purposes of this Paragraph, the term "disabled" shall have the meaning set forth in said Employment Agreement.

3. In the event Pomeroy discontinues employment with the Company during the initial term of the Employment Agreement and such discontinuation of employment is not a result of Pomeroy becoming disabled, the vested portion of his deferred compensation account will be paid to him at said time and all non-vested amounts will be forfeited. Provided, however, if Pomeroy would violate the terms of his covenant not to compete and confidentiality agreement as set forth in Sections 8 and 9 of his Employment Agreement, the vested portion of his deferred compensation account will likewise be forfeited. The incentive deferred compensation shall vest according to the following schedule:



    YEARS OF SERVICE WITH COMPANY OR ITS         PERCENTAGE OF VESTED
    SUBSIDIARIES FROM THE EFFECTIVE DATE              INTEREST

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         OF THIS AGREEMENT

         Less than 1 year                              0%
         One year                                  33.33%
         Two years                                 66.66%
         Three years                                 100%

This vesting schedule shall apply separately to each year that incentive deferred compensation is earned by Pomeroy upon the satisfaction of the economic criteria set forth in the Employment Agreement. Provided, however, Pomeroy shall be vested fully in all amounts hereunder on November 13, 2001.

By way of illustration, if Pomeroy satisfied the economic criteria for years 1 and 2 of the Agreement, at the end of year 2, Pomeroy would be 66.66% vested as to the incentive deferred compensation credited in year 1 and 33.33% vested as to the incentive deferred compensation credited in year 2.

4. In the event Pomeroy would terminate his Employment Agreement within ninety (90) days following a change in control as defined in Exhibit B to the Employment Agreement, all incentive deferred compensation earned shall be vested in full and shall be payable to Pomeroy at that time.

5. No deferred compensation shall be paid under the terms of this Agreement in the event Pomeroy is discharged from the service of the Company for cause. For purposes of this Paragraph, the term "cause" shall have the meaning set forth in Section 10(a)(iv) of said Employment Agreement.

6. Pomeroy shall not have the right to commute, sell, transfer, assign or otherwise convey the right to receive any payments under the terms of this Agreement. Any such attempted assignment or transfer shall terminate this Agreement and the Company shall have no further liability hereunder.

7. It is the intention of the parties that the incentive deferred compensation to be payable to Pomeroy hereunder (if applicable) shall be includable for Federal Income Tax purposes in his, or such beneficiary's gross income only in the taxable year in which he or the beneficiary actually receives the payment and Company shall be entitled to deduct such incentive deferred compensation as a business expense in its Federal Income Tax return in the taxable year in which such payment is made to Pomeroy or his beneficiary.

8. Nothing contained in this Agreement shall in any way affect or interfere with the right of Pomeroy to share or participate in a retirement plan of the Company or any profit sharing, bonus or similar plan in which he may be entitled to share or participate as an employee of the Company.

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9.  This Agreement shall be binding upon the heirs, administrators, executors, successors and assigns of Pomeroy. This Agreement shall not be modified or amended except in writing signed by both parties.

10. This Agreement shall be subject to and construed under the laws of the State of Kentucky.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the day and year first above written.

                             POMEROY COMPUTER RESOURCES, INC.



                             By: /s/ Edwin S. Weinstein
                                 -----------------------------
                                 Edwin S. Weinstein, Chief Financial Officer



                             /s/ Stephen Pomeroy
                             ---------------------------------
                             STEPHEN POMEROY







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